Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	slp@haydenir.com

For Immediate Release:

August 10, 2020

Simulations Plus Announces Closing of Public Offering and Full Exercise of

Underwriters’ Option to Purchase Additional Shares

LANCASTER, CA, August 10, 2020 – Simulations Plus, Inc. (Nasdaq: SLP), a premier developer of drug discovery and development software for modeling and simulation software products and services for the pharmaceutical, biotechnology, agrochemical, cosmetics and food industries, today announced the closing of its previously announced underwritten public offering of 2,090,909 shares of its common stock to the public at $55.00 per share, which included the full exercise of the underwriters’ option to purchase 272,727 additional shares of common stock. The aggregate gross proceeds to Simulations Plus from this offering were approximately $115 million, before deducting underwriting discounts and commissions and other offering expenses payable by Simulations Plus.

Oppenheimer & Co. Inc. and Raymond James & Associates, Inc. acted as joint book-running managers for the offering. Craig-Hallum Capital Group acted as co-manager for the offering.

The offering was made only by means of a written prospectus supplement and prospectus forming part of an automatic shelf registration statement on Form S-3 (No. 333-239770) previously filed with the Securities and Exchange Commission (“SEC”) on July 9, 2020, which became automatically effective. The final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com; or Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, by telephone at (800) 248-8863 or by email at prospectus@raymondjames.com.

Excel Partners served as financial advisor to Simulations Plus in connection with the offering. Procopio, Cory, Hargreaves & Savitch LLP served as legal counsel to Simulations Plus and White & Case LLP served as legal counsel to the underwriters in connection with the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

1

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: higher than expected offering expenses, market and other conditions, the Company’s intended use of proceeds, and other factors. Further information on our risk factors is contained in our quarterly and annual reports and in the preliminary prospectus supplement related to this offering filed with the U.S. Securities and Exchange Commission, and will be contained in the final prospectus supplement that will be filed with the U.S. Securities and Exchange Commission.

Follow us on Twitter | LinkedIn | YouTube

2